Exhibit 3.2
SIXTH CERTIFICATE OF AMENDMENT OF THE
SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF SANGAMO THERAPEUTICS, INC.
Sangamo Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:
First: The name of the Corporation is Sangamo Therapeutics, Inc. (the “Corporation”).
Second: The date of filing of the Seventh Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was April 11, 2000.
Third: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions further amending its Seventh Amended and Restated Certificate of Incorporation as follows:
ARTICLE VII of the Corporation’s Seventh Amended and Restated Certificate of Incorporation be, and it hereby is, amended and restated to read in its entirety as follows:
“Limitation of Directors’ and Officers’ Liability
A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this ARTICLE VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.”
Fourth: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
In Witness Whereof, this Certificate of Amendment has been signed this 2nd day of June, 2023.

Sangamo Therapeutics, Inc.
By: /s/ Alexander D. Macrae
Alexander D. Macrae, M.B., Ch.B., Ph.D.
President and Chief Executive Officer